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                                                                    EXHIBIT 12.2

                       HOLLY CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

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                                          Nine Months Ended                        For Fiscal Years Ending July 31,
                                               April 30,         -----------------------------------------------------------------
                                          -------------------       2002            2001          2000          1999         1998
                                           2003        2002        Fiscal          Fiscal        Fiscal        Fiscal       Fiscal
                                          -------     -------    -----------     ----------    ----------    --------     --------
                                                                                   (In thousands)
Fixed Charges:
     Interest, expense, net per F/S       $ 1,224     $ 2,320    $   2,953     $   4,980     $   5,914     $   7,790    $   8,371
     Add back interest income                --          --           --            --            --            --           --
     Capitalized interest                 $ 1,545     $   804        1,138           894           571          --           --
                                          -------     -------    ---------     ---------     ---------     ---------    ---------
Interest Expense (a)                      $ 2,769     $ 3,124        4,091         6,485         5,874         7,790        8,371

     Rent Expense                         $ 4,354     $ 4,340        6,894         6,359         7,131         7,165        7,165
     Portion of rent that is interest          33%         33%          33%           33%           33%           33%          33%
                                          -------     -------    ---------     ---------     ---------     ---------    ---------
Interest component of leases (b)          $ 1,437     $ 1,432        2,298         2,120         2,377         2,388        2,388

Total fixed charges                       $ 4,206     $ 4,556        6,389         7,994         8,862        10,178       10,759

Earnings:
     Pretax income (loss) from cont oper  $49,034     $42,085       50,896       121,895        18,634        33,159       24,866
     Add: Fixed Charges                   $ 4,206     $ 4,556        6,389         7,994         8,862        10,178       10,759
     Less:  Capitalized Interest          $(1,545)    $  (804)      (1,138)         (894)         (571)         --           --
                                          -------     -------    ---------     ---------     ---------     ---------    ---------

Earnings                                  $51,695     $45,837    $  56,147     $ 128,995     $  26,925     $  43,337    $  35,625

Ratio of Earnings/Fixed Charges              12.3        10.1        8.800        16.100         3.000         4.300        3.300

$ Amount of Deficiency                       --          --           --            --            --            --           --
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(a)  Interest expense includes both expensed and capitalized.

(b) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.